EXHIBIT 99.1

Interactive Intelligence Announces Preliminary 2009 Fourth Quarter and Fiscal Year Results
Company to report final results Jan. 28

INDIANAPOLIS, Jan. 20, 2010 – Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, announced preliminary results for its fourth quarter and fiscal year ended Dec. 31, 2009.

The company expects to report for the fourth quarter of 2009 total revenues between $35.0 million and $36.5 million, with net income on a non-GAAP* basis between $4.6 million and $5.3 million and diluted earnings per share (EPS) on a non-GAAP basis between $0.24 and $0.28.

GAAP net income for the fourth quarter of 2009 is expected to be between $2.3 million and $2.7 million, with EPS between $0.12 and $0.14.

Preliminary 2009 fourth quarter results include losses from foreign currency of approximately $400,000. Non-GAAP net income and EPS for the fourth quarter of 2009 exclude stock-based compensation expense of approximately $775,000, or EPS of $0.04, and non-cash income tax expense of approximately $1.5 million to $1.8 million, or EPS of $0.08 to $0.10.

For the fourth quarter of 2008, the company reported total revenues of $31.3 million, with non-GAAP net income and EPS of $3.2 million and $0.18, respectively, and GAAP net income and EPS of $1.5 million and $0.08, respectively.

The 2008 fourth quarter non-GAAP net income and EPS exclude stock-based compensation expense of $651,000, or EPS of $0.04, and non-cash income tax expense of $1.1 million, or EPS of $0.06.

“Strong activity from around the world generated a record amount of product orders in the fourth quarter,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “We closed 19 transactions over $250,000, including two over $1 million. Customers and prospects appear to have a more positive outlook toward their businesses, the competitive environment continues to be favorable for us, and we believe that our new process automation offering is becoming an important part of many customer buying decisions.”

Revenues for the year ended Dec. 31, 2009 are expected to be between $130.5 million and $132.0 million, with net income on a non-GAAP* basis between $17.5 million and $18.2 million and EPS on a non-GAAP basis between $0.96 and $0.99.

GAAP net income for 2009 is expected to be between $8.4 million and $8.8 million with EPS of between $0.46 and $0.48.

Non-GAAP net income and EPS for the year ended Dec. 31, 2009 exclude stock-based compensation expense of approximately $3.3 million, or EPS of $0.18, and non-cash income tax expense of approximately $5.8 million to $6.0 million, or EPS of $0.31 to $0.33.

The company reported revenues for the year ended Dec. 31, 2008 of $121.4 million, with non-GAAP net income and EPS of $10.5 million and $0.56, respectively, and GAAP net income and EPS of $4.3 million and $0.23, respectively.

The 2008 fiscal year non-GAAP net income and EPS exclude stock-based compensation expense of $3.0 million, or EPS of $0.16, and non-cash income tax expense of $3.2 million, or EPS of $0.17.

“Based on our fourth quarter performance we expect to report an annual revenue increase of approximately 8 percent from 2008 to 2009,” Dr. Brown said. “We currently anticipate revenue growth in 2010 of about 10 percent, with improvements in earnings along with continued investment in research and development, as well as marketing.”

The company has not completed preparation of its audited financial statements for the year ended Dec. 31, 2009. These preliminary results may be subject to adjustments and could change materially.

Interactive Intelligence plans to issue final fourth quarter and year-end fiscal results Jan. 28 at 4 p.m. Eastern Standard Time. It will host a conference call Jan. 28 at 4:30 p.m. EST featuring Dr. Brown and the company’s CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1.888.811.5436 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence fourth quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and business process automation. The company was founded in 1994 and has more than 3,500 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is a BusinessWeek “hot growth 50” company, and is among Fortune Small Business magazine’s top 100 fastest growing companies. The company is also positioned in the leaders’ quadrant of the Gartner 2008 Contact Center Infrastructure, Worldwide Magic Quadrant report. Interactive Intelligence employs approximately 650 people and is headquartered in Indianapolis, Indiana. It has 14 offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense is non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com